Exhibit 11
24(b)(11)



CONSENT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors of Calvert Variable
Series, Inc.

We consent to the incorporation by reference in Post-Effective Amendment No. 34 to the Registration
Statement of Calvert Variable Series, Inc.,on Form N-1A
(File Numbers 2-80154 and 811-3591) of
our reports dated January 30, 1998, on our audit of the financial statements and financial highlights of Social Money Market, Social Small Cap,
Social Mid Cap Growth, Social International Equity Portfolio, and Social Balanced Portfolios), which report included in the Annual Report to Shareholders for the year ended December 31, 1997, which is incorporated by reference in the Registration
Statement. We also consent to the reference to our Firm under the caption "Independent Accountants and Custodians" in the Statement of Additional
Information.



COOPERS & LYBRAND, L.L.P.



Baltimore, Maryland
April 23, 1998